Exhibit 15

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners,

We are aware that our report dated February 15, 2011 on our review of interim financial information of 84 FINANCIAL L.P. as of September 26, 2010 and for the nine month periods ended September 26, 2010 and September 27, 2009 is included in its Registration Statement on Form S-1 dated February 15, 2011.

Yours very truly,
Carr, Riggs & Ingram, LLC